Exhibit 5.1
June 25, 2008
Lennar Corporation
700 Northwest 107th Avenue
Miami, Florida 33172
Dear Sirs:
We have acted as counsel to Lennar Corporation (“Lennar”) in connection with a registration statement under the Securities Act of 1933, as amended (the “Registration Statement”), relating to possible offerings from time to time by Lennar of (i) its Class A common stock, par value $0.10 per share (“Class A Common Stock”); (ii) its Class B common stock, par value $0.10 per share (“Class B Common Stock” and, together with the Class A Common Stock, “Common Stock”); (iii) its preferred stock, par value $10 per share (“Preferred Stock”); (iv) its participating preferred stock, par value $0.10 per share (“Participating Preferred Stock”); (v) depositary shares representing shares of its Preferred Stock (“Depositary Shares”); (vi) its debt securities (which may be issued in one or more series) to be issued under (A) the Indenture dated June 25, 2004 between Lennar and U.S. Bank Trust National Association , as trustee, (B) the Indenture dated as of December 31, 1997 between Lennar and The Bank of New York (as successor to J.P. Morgan Trust Company, N.A., which in turn was successor to The First National Bank of Chicago), as trustee or (C) one or more other indentures to which Lennar is a party (the indentures described in clauses (A), (B) and (C) each being an “Indenture”) and supplemental indentures executed as contemplated by one or more of the Indentures (“Debt Securities”); (vii) warrants entitling the holders to purchase Common Stock, Preferred Stock, Depositary Shares, Debt Securities or units consisting of two or more of those types of securities (“Warrants”), and (viii) units consisting of two or more of those types of securities (“Units”) (collectively, the Common Stock, Preferred Stock, Participating Preferred Stock, Depositary Shares, Debt Securities, Warrants and Units are referred to as the “Securities”). The Debt Securities may be accompanied by guarantees, as described in the Registration Statement (“Guarantees”) by one or more of the guarantors named in the Registration Statement (the “Guarantors”).
Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that:
1.	When the Board of Directors of Lennar authorizes the issuance of authorized but unissued Common Stock and in accordance with that authorization that Common Stock (i) is sold for at least its par value as contemplated in the Registration Statement or (ii) is issued on exercise of a right to convert Debt Securities or Preferred Stock, or on exercise of Warrants, which are sold for more than the par value of the Common Stock (including any amount paid at the time of conversion or exercise) as contemplated in the Registration Statement, that Common Stock will be legally issued, fully paid and non-assessable.

2.	When the Board of Directors of Lennar authorizes the creation and sale of one or more series of Preferred Stock in accordance with the provisions of Lennar’s Certificate of Incorporation relating to the issuance of Preferred Stock and, in accordance with the authorization of that Preferred Stock, it is (i) sold for at least its par value as contemplated in the Registration Statement or (ii) issued on conversion of Debt Securities or other series of Preferred Stock, or on exercise of Warrants, which are sold for more than the par value of the Preferred Stock (including any amount paid at the time of conversion or exercise) as contemplated in the Registration Statement, that Preferred Stock will be legally issued, fully paid and non-assessable.

3.	When the Board of Directors of Lennar authorizes the issuance of authorized but unissued Participating Preferred Stock in accordance with the provisions of Lennar’s Certificate of Incorporation relating to the issuance of Participating Preferred Stock and, in accordance with that authorization that Participating Preferred Stock (i) is sold for at least its par value as contemplated in the Registration Statement, or (ii) is issued on exercise of a right to convert Debt Securities or Preferred Stock, or on exercise of Warrants, which are sold for more than the par value of the Participating Preferred Stock (including any amount paid at the time of conversion or exercise) as contemplated in the Registration Statement, that Participating Preferred Stock will be legally issued, fully paid and non-assessable.

4.	When the Board of Directors of Lennar authorizes the creation and sale of Depositary Shares representing interests in shares of particular series of Preferred Stock and in accordance with that authorization those Depositary Shares are (i) sold for at least the par value of the Preferred Stock as contemplated in the Registration Statement or (ii) issued on conversion of Debt Securities or other series of Preferred Stock, or exercise of Warrants, which are sold for more than the par value of the Preferred Stock (including any amount paid at the time of conversion or exercise) as contemplated by the Registration Statement, those Depositary Shares and the shares of Preferred Stock to which they relate will be legally issued, fully paid and non-assessable.

5.	When the Board of Directors of Lennar authorizes the creation of one or more series of Debt Securities and in accordance with that authorization and with the applicable Indenture or supplemental indenture, those Debt Securities are (i) sold as contemplated in the Registration Statement or (ii) sold upon exercise of Warrants which are issued as contemplated in the Registration Statement, and the interest on those Debt Securities is set at a rate which does not violate applicable law, those Debt Securities will constitute valid and legally binding obligations of Lennar.

6.	When the Board of Directors of Lennar or the similar governing bodies of one or more of the Guarantors authorize the creation of Guarantees of Debt Securities and in accordance with that authority and with the applicable Indenture or supplemental indenture, those Guarantees are included with Debt Securities that are issued (i) as contemplated in the Registration Statement or (ii) upon exercise of Warrants which are issued as contemplated in the Registration Statement, those Guarantees will constitute valid and legally binding obligations of Lennar or the applicable Guarantor, as the case may be.

7.	When the Board of Directors of Lennar authorizes the issuance of Warrants which provide for the issuance of Securities upon payment of consideration equal at least to the par value of the Securities being issued, if applicable, and which do not contain provisions which violate applicable law, and in accordance with that authorization those Warrants are issued as contemplated in the Registration Statement, those Warrants will constitute valid and legally binding obligations of Lennar.
We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement.
Very truly yours,
/s/ Clifford Chance US LLP

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